Exhibit 99.1

DOLLAR TREE, INC.
Reconciliation of Second Quarter 2015 Reported Results to Results Adjusted for the Effects of Purchase Accounting
(In millions, except per share data)

	13 Weeks Ended August 1, 2015
	As reported	Acquistion-related costs (1)	Purchase accounting (2)	Significant markdowns (3)	As adjusted

Net sales	$3,011.2	$—	$—	$—	$3,011.2

Cost of sales	2,156.0	—	(11.1)	(60.0)	2,084.9

Gross profit	855.2	—	11.1	60.0	926.3
	28.4%	—%	0.4%	2.0%	30.8%

Selling, general and administrative expenses	731.8	(17.7)	(17.5)	—	696.6
	24.3%	(0.6)%	(0.6)%	—%	23.1%

Operating income	123.4	17.7	28.6	60.0	229.7
	4.1%	0.6%	0.9%	2.0%	7.6%

Interest expense, net	263.9	(227.6)	—	—	36.3
Other expense, net	1.7	—	—	—	1.7

Income (loss) before income taxes	(142.2)	245.3	28.6	60.0	191.7

Income tax expense (benefit)	(44.2)	93.8	10.9	23.0	83.5

Net income (loss)	$(98.0)	$151.5	$17.7	$37.1	$108.2

Net earnings (loss) per share
Basic	$(0.46)	$0.71	$0.08	$0.17	$0.50
Weighted average number of shares	214.3	214.3	214.3	214.3	214.3

Diluted	$(0.46)	$0.70	$0.08	$0.17	$0.50
Weighted average number of shares	214.3	215.3	215.3	215.3	215.3

(1) The adjustments to Selling, general and administrative expenses and Interest expense, net are related to the acquisition of Family Dollar Stores, Inc. The adjustments to Interest expense, net represent the incremental costs incurred to the July 6, 2015 acquisition date and in conjunction with the repayment of existing debt.

(2) The purchase accounting adjustments represent the amounts by which the consolidated statement of operations was affected by accounting changes associated with purchase accounting. The adjusment to cost of sales is for the amortization of the step-up of the acquired Family Dollar inventory to its fair value. The adjustment to selling, general and administrative expenses is for the amortization of favorable lease rights, additional depreciation expense resulting from the harmonization of Family Dollar and Dollar Tree's policies and severance costs.

(3) The significant markdowns represent markdowns expected to be taken as a result of sku rationalization and planned liquidations.

DOLLAR TREE, INC.
Summary of Family Dollar Stores, Inc. Reclassification Amounts from Selling, General and Administrative Expenses to Cost of Sales

(In millions)

Reclassification amount
Dollar Tree quarter
Third quarter 2014	$217.3
Fourth quarter 2014	$226.0
First quarter 2015	$230.1
Second quarter 2015	$231.3
July 2015	$80.8

As disclosed in Dollar Tree’s historical audited financial statements, Dollar Tree’s gross profit may not be comparable to other retailers', as some companies exclude costs related to their store occupancy and distribution network from cost of sales while others, like Dollar Tree, include all or a portion of such costs in cost of sales. As such, following the acquisition, for income statement purposes, certain buying, distribution and occupancy costs for Family Dollar were reclassified from Family Dollar’s selling, general and administrative expenses to cost of sales to conform to Dollar Tree’s calculation of gross profit. The unaudited information above is derived from Family Dollar's internal financial statements and reflects the additional amounts which Family Dollar would have reported in cost of sales rather than selling, general and administrative expenses had Family Dollar reported based on the same fiscal periods and accounting policies as Dollar Tree.

DOLLAR TREE, INC.
Summary of Expected Purchase Accounting Effect on Third Quarter and Fourth Quarter 2015 and Expected Interest Expense for Third Quarter and Fourth Quarter 2015

(In millions)

	Third Quarter 2015	Fourth Quarter 2015

Cost of sales effect (1):
Inventory step-up amortization	$26.9	$11.2
Selling, general and administrative expenses effect (1):
Non-cash favorable lease rights, net amortization	$19.4	$19.3
Non-cash depreciation increase	19.5	16.0
Total non-cash selling, general and administrative expenses	$38.9	$35.3
Total operating income effect	$65.8	$46.4

Interest expense:
Interest expense on acquisition debt (2)	$89.3	$88.7
Interest expense on Family Dollar assumed debt	3.8	3.8
Non-cash amortization of debt issuances costs on acquisition debt	6.4	6.4
Total interest expense	$99.5	$98.9

(1) See Note 2 in the table Reconciliation of Second Quarter 2015 Reported Results to Results Adjusted for the Effects of Purchase Accounting.

(2) Amounts assume no change in LIBOR rates.